Exhibit 99.1

As generally used in the energy industry and in this report, the identified terms have the following meanings:

Bbl	Barrel(s)
Btu	British thermal units, a measure of heating value
gal	Gallons
MMBtu	Million British thermal units
NGL(s)	Natural gas liquid(s)

Price Index Definitions

IF-CGT	Inside FERC Gas Market Report, Columbia Gulf Transmission, Louisiana
IF-HSC	Inside FERC Gas Market Report, Houston Ship Channel/Beaumont, Texas
IF-NGPL MC	Inside FERC Gas Market Report, Natural Gas Pipeline, Mid-Continent
IF-Waha	Inside FERC Gas Market Report, West Texas Waha
NY-HH	NYMEX, Henry Hub Natural Gas
NY-WTI	NYMEX, West Texas Intermediate Crude Oil
OPIS-MB	Oil Price Information Service, Mont Belvieu, Texas

TARGA RESOURCES GP LLC
CONSOLIDATED BALANCE SHEET

June 30, 2009
(Unaudited)
(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$37,861
Receivables from third parties	32,844
Receivables from affiliated companies	42,258
Inventory	2,092
Assets from risk management activities	65,950
Other current assets	411
Total current assets	181,416

Property, plant and equipment, at cost	1,508,368
Accumulated depreciation	(286,107)
Property, plant and equipment, net	1,222,261
Long-term assets from risk management activities	34,426
Other assets	12,670
Total assets	$1,450,773

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,861
Accrued liabilities	77,079
Liabilities from risk management activities	12,156
Total current liabilities	93,096

Long-term debt	656,845
Long term liabilities from risk management activities	11,540
Deferred income taxes	2,559
Other long-term liabilities	3,709
Commitments and contingencies (Note 10)
Equity:
Member's interest	4,595
Accumulated other comprehensive income	817
Total member's equity	5,412
Noncontrolling interest	677,612
Total equity	683,024
Total liabilities and equity	$1,450,773
See notes to consolidated balance sheet

Targa Resources GP LLC

Notes to Consolidated Balance Sheet
(Unaudited)

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1—Organization and Operations

Targa Resources GP LLC is a Delaware limited liability company formed in October 2006 to become the general partner of Targa Resources Partners LP. Our sole member is Targa GP Inc., an indirect wholly-owned subsidiary of Targa Resources, Inc. (“Targa”, or “Parent”). Our primary business purpose is to manage the affairs and operations of Targa Resources Partners LP.

Unless the context requires otherwise, references to “we,” “us,” or “our” are intended to mean and include the business and operations of Targa Resources GP LLC, as well as its consolidated subsidiaries, which include Targa Resources Partners LP and its consolidated subsidiaries.

This unaudited consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, it does not contain all of the information and footnotes required by GAAP for complete financial statements. The unaudited consolidated balance sheet as of June 30, 2009 includes all adjustments, both normal and recurring, which are, in the opinion of management, necessary for the fair statement of the results for the interim periods. All significant intercompany balances and transactions have been eliminated in consolidation. Transactions between us and other Targa operations have been identified in the unaudited consolidated balance sheet as transactions between affiliates (see Note 8). This unaudited consolidated balance sheet should be read in conjunction with our consolidated balance sheet and notes thereto as of December 31, 2008.

References to “the Partnership” mean the business and operations of Targa Resources Partners LP and its consolidated subsidiaries. The Partnership is a publicly traded Delaware limited partnership, the registered common units of which are listed on The NASDAQ Stock Market LLC under the ticker symbol “NGLS.” References to “TRGP” mean Targa Resources GP LLC, individually as the general partner of the Partnership, and not on a consolidated basis. TRGP has no independent operations and no material assets outside of its interest in the Partnership.

We consolidate the accounts of the Partnership and its subsidiaries into our consolidated balance sheet. Notwithstanding this consolidation, we are not liable for, and our assets are not available to satisfy, the obligations of the Partnership and/or its subsidiaries.

The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and NGL products. The Partnership currently operates in the Fort Worth Basin/Bend Arch in North Texas, the Permian Basin of West Texas and in Southwest Louisiana.

In preparing the accompanying unaudited consolidated balance sheet, we have reviewed events that have occurred after June 30, 2009, up until August 20, 2009, the date of issuance. See Notes 3, 4 and 11.

Note 2—Accounting Policies and Related Matters

Accounting Pronouncements Recently Adopted

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 was initially effective as of January 1, 2008, but in February 2008, FASB delayed the effective date for applying this standard to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until periods beginning after November 15, 2008. We adopted SFAS 157 as of January 1, 2008 for assets and liabilities within its scope and the impact was not material to our consolidated balance sheet. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our consolidated balance sheet. See Note 6.

On October 10, 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides factors to take into consideration when determining the fair value of an asset in an inactive market. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. FSP FAS 157-3 did not have a material impact on our consolidated balance sheet.

In December 2007, FASB issued SFAS 141R, “Business Combinations.” SFAS 141R requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose certain information related to the nature and financial effect of the business combination. SFAS 141R also establishes principles and requirements for how an acquirer recognizes any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. SFAS 141R was effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009. For any business combination that takes place subsequent to January 1, 2009, SFAS 141R may have a material impact on our consolidated balance sheet. The nature and extent of any such impact will depend upon the terms and conditions of the transaction.

On April 1, 2009, FASB issued FSP FAS 141R-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies.” FSP FAS 141R-1 amends and clarifies SFAS 141R to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. There have been no material implications to our consolidated balance sheet relating to the adoption of this FSP.

In December 2007, FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51.” SFAS 160 requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated statement of financial position, to clearly identify consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and to provide sufficient disclosure that clearly identifies and distinguishes between the interest of the parent and the interests of noncontrolling owners. SFAS 160 also establishes accounting and reporting standards for changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. We adopted SFAS 160 as of January 1, 2009. See Note 4.

On April 9, 2009, FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” FSP FAS 157-4 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. We adopted FSP

FAS 157-4 as of June 30, 2009. There have been no material implications to our consolidated balance sheet relating to our adoption of FSP FAS 157-4.

On April 9, 2009, FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheet for all interim periods. We adopted this FSP as of June 30, 2009. There have been no material implications to our consolidated balance sheet relating to the adoption of this FSP. See Note 7.

In May 28, 2009, FASB issued SFAS 165, “Subsequent Events”. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual periods ended after June 15, 2009 and should be applied prospectively. The adoption of SFAS 165 did not have a material impact on our consolidated balance sheet.

Accounting Pronouncements Recently Issued

In June 2009, FASB issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.” SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.

Following SFAS 168, FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”). FASB will not consider ASUs as authoritative in their own right. They will serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on the change(s) in the Codification.

On June 30, 2009, FASB issued ASU 2009-1, “Topic 105—Generally Accepted Accounting Principles—amendments based on—Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” ASU 2009-1 amends the Codification for the issuance of SFAS 168.

On June 30, 2009, FASB issued ASU 2009-2, “Omnibus Update—Amendments to Various Topics for Technical Corrections.” The technical corrections in ASU 2009-2 are not expected to impact our consolidated balance sheet.

In June 2009, the SEC Staff issued Staff Accounting Bulletin (“SAB”) 112. SAB 112 amends or rescinds portions of the SEC staff’s interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with SFAS 141-R and SFAS 160. We do not anticipate that the adoption of this SAB will have a material impact on our consolidated balance sheet.

Note 3—Long-Term Debt

Our consolidated debt obligations consisted of the following as of June 30, 2009:

Senior unsecured notes, 8¼% fixed rate, due July 1, 2016	$209,080
Senior secured credit facility, variable rate, due February 14, 2012	447,765
Total long-term debt	$656,845
Letters of credit issued	$13,370

Subsequent Events.

11¼% Senior Unsecured Notes due July 15, 2017

On July 6, 2009, the Partnership completed the private placement under Rule 144A and Regulation S of the Securities Act of 1933 of $250 million in aggregate principal amount of 11¼% senior notes due 2017 (the “11¼% Notes”). The 11¼% Notes were issued at 94.973% of the face amount, resulting in gross proceeds of $237.4 million. Proceeds from the 11¼% Notes were used to repay borrowings under the Partnership’s credit facility.

The 11¼% Notes:

•	are the Partnership’s unsecured senior obligations;

•	rank pari passu in right of payment with the Partnership’s existing and future senior indebtedness, including indebtedness under its credit facility;

•	are senior in right of payment to any of the Partnership’s future subordinated indebtedness; and

•	are unconditionally guaranteed by the Partnership.

The 11¼% Notes are effectively subordinated to all secured indebtedness under the Partnership’s credit agreement, which is secured by substantially all of the Partnership’s assets, to the extent of the value of the collateral securing that indebtedness.

Interest on the 11¼% Notes accrues at the rate of 11¼% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2010. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

At any time prior to July 15, 2012, the Partnership may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 11¼% Notes with the net cash proceeds of certain equity offerings by the Partnership at a redemption price of 111.25% of the principal amount, plus accrued and unpaid interest to the redemption date, provided that:

(1) at least 65% of the aggregate principal amount of the 11¼% Notes (excluding Notes held by the Partnership) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such equity offering.

Prior to July 15, 2013, the Partnership may also redeem all or a part of the 11¼% Notes at a redemption price equal to 100% of the principal amount of the 11¼% Notes redeemed plus the applicable premium as defined in the indenture agreement as of, and accrued and unpaid interest to, the date of redemption.

On or after July 15, 2013, the Partnership may redeem all or a part of the 11¼% Notes at the redemption prices set forth below (expressed as percentages of principal amount) plus accrued and unpaid interest on the 11¼% Notes redeemed, if redeemed during the twelve-month period beginning on July 15 of each year indicated below:

Year	Percentage
2013	105.625%
2014	102.813%
2015 and thereafter	100.000%

The 11¼% Notes are subject to a registration rights agreement dated as of July 6, 2009. Under the registration rights agreement, the Partnership is required to file by July 9, 2010 a registration statement with respect to any 11¼% Notes that are not freely transferable without volume restrictions by holders of the 11¼% Notes that are not the Partnership’s affiliates. If the Partnership fails to do so, additional interest will accrue on the principal amount of the 11¼% Notes. The Partnership has determined that the payment of additional interest is not probable. As a result, the Partnership has not recorded a liability for any contingent obligation. Any subsequent accrual of a liability under this registration rights agreement will be charged to earnings as interest expense.

Commitment Increase

On July 29, 2009, the Partnership executed a Commitment Increase Supplement (the “Supplement”) to the Partnership’s existing senior secured credit facility. The Supplement increased the commitments under the Partnership’s credit facility by $127.5 million, bringing the total commitments to $977.5 million. The Partnership may request additional commitments under its credit facility of up to $22.5 million, which would increase the total commitments under the credit facility to $1 billion.

Note 4—Equity

As of June 30, 2009, member’s equity consisted of the capital account of Targa GP Inc. and its proportionate share of the OCI of the Partnership.

Noncontrolling interest represents third-party and Targa ownership interests in the Partnership. As of June 30, 2009, the components of noncontrolling interest were:

Non-affiliate public unitholders	$734,566
Targa Resources, Inc.	(96,993)
Accumulated other comprehensive income	40,039
Noncontrolling interest	$677,612

Subsequent Event.

On August 12, 2009, the Partnership completed a unit offering under its shelf registration statement of 6.9 million common units representing limited partner interests in the Partnership at a price of $15.70 per common unit. Net proceeds generated by the offering were $105.3 million, after deducting underwriting discounts, commissions and estimated offering expenses, and including TRGP’s proportionate capital contribution of $2.2 million. The proceeds were used to reduce borrowings of the Partnership’s credit facility by $103.5 million.

Note 5—Derivative Instruments and Hedging Activities

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, changes in interest rates, as well as nonperformance by our counterparties.

Commodity Price Risk. A majority of our revenues are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged.

The primary purpose of our commodity risk management activities is to hedge our exposure to commodity price risk and reduce fluctuations in our operating cash flow despite fluctuations in commodity prices. In an effort to reduce the variability of our cash flows, as of June 30, 2009, we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes for the years 2009 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, we typically limit our use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. We utilize purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. Our commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

We have tailored our hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of our physical equity volumes. Our NGL hedges cover baskets of ethane, propane, normal butane, iso-butane and natural gasoline based upon our expected equity NGL composition. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, our NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Columbia Gulf, Houston Ship Channel, Mid-Continent and Waha, which closely approximate our actual NGL and natural gas delivery points. We hedge a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude.

Interest Rate Risk. We are exposed to changes in interest rates, primarily as a result of our variable rate debt under our credit facility. To the extent that interest rates increase, our interest expense for our revolving debt will also increase. As of June 30, 2009, we had borrowings of approximately $447.8 million outstanding under our revolving credit facility. In an effort to reduce the variability of our cash flows, we have entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of our variable rate debt is effectively fixed for the term of each agreement and ineffectiveness is required to be measured each reporting period.  The fair values of the interest rate swap agreements, which are adjusted regularly, have been aggregated by counterparty for classification in our consolidated balance sheets. Accordingly, unrealized gains and losses relating to the interest rate swaps are recorded in accumulated other comprehensive income (“OCI”) until the interest expense on the related debt is recognized in earnings.

Credit Risk. Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date.  At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.

As of June 30, 2009, affiliates of Goldman Sachs, Bank of America (“BofA”) and Barclays Bank accounted for 77%, 14% and 6% of our counterparty credit exposure related to commodity derivative instruments. Goldman Sachs, BofA and Barclays Bank are major financial institutions, each possessing investment grade credit ratings based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.

The following schedules reflect the fair values of derivative instruments in our consolidated balance sheet.

	Asset Derivatives		Liability Derivatives
	Balance	Fair Value as of	Balance	Balance
	Sheet	June 30,	Sheet	Sheet
	Location	2009	Location	Location
Derivatives designated as
hedging instruments under
SFAS 133
Commodity contracts	Current assets	$61,259	Current liabilities	$628
	Other assets	34,426	Other liabiliites	9,239

Interest rate contracts	Current assets	1,709	Current liabilities	8,535
	Other assets	-	Other liabiliites	2,301
Total		97,394		20,703

Derivatives not designated as
hedging instruments under
SFAS 133
Commodity contracts	Current assets	2,982	Current liabilities	2,993
	Other assets	-	Other liabilities	-
Total		2,982		2,993

Total derivatives		$100,376		$23,696

As of June 30, 2009, TRGP’s proportionate share of OCI consisted of $1.0 million of unrealized net gains on commodity hedges and $0.2 million of unrealized net losses on interest rate hedges.

The fair value of our derivative instruments, depending on the type of instrument, are determined by the use of present value methods and standard option valuation models with assumptions about commodity price risk and interest rate risk based on those observed in underlying markets.

As of June 30, 2009, we had the following commodity hedge arrangements which will settle during the years ending December 31, 2009 through 2013 (except as indicated otherwise, the 2009 volumes reflect daily volumes for the period from July 1, 2009 through December 31, 2009):

Natural Gas

Instrument		Avg. Price	MMBtu per day
Type	Index	$/MMBtu	2009	2010	2011	2012	2013	Fair Value
Sales
Swap	IF-HSC	7.39	1,966	-	-	-	-	$1,155
			1,966	-	-	-	-

Swap	IF-NGPL MC	9.18	6,256	-	-	-	-	6,109
Swap	IF-NGPL MC	8.86	-	5,685	-	-	-	6,655
Swap	IF-NGPL MC	7.34	-	-	2,750	-	-	866
Swap	IF-NGPL MC	7.18	-	-	-	2,750	-	466
			6,256	5,685	2,750	2,750	-

Swap	IF-Waha	7.79	9,936	-	-	-	-	7,115
Swap	IF-Waha	6.53	-	11,709	-	-	-	4,020
Swap	IF-Waha	6.10	-	-	11,250	-	-	(973)
Swap	IF-Waha	6.30	-	-	-	7,250	-	(821)
Swap	IF-Waha	5.59	-	-	-	-	4,000	(1,536)
			9,936	11,709	11,250	7,250	4,000
Total Swaps			18,158	17,394	14,000	10,000	4,000

Floor	IF-NGPL MC	6.55	850	-	-	-	-	435
			850	-	-	-	-
Floor	IF-Waha	6.55	565	-	-	-	-	285
			565	-	-	-	-
Total Floors			1,415	-	-	-	-
Total Sales			19,573	17,394	14,000	10,000	4,000
Basis swap July 2009-May 2011 Rec IF-CGT, Pay NYMEX less $0.11, 20,000 MMBtu/d								(668)
Fuel cost swap July 2009-May2011 Rec IF-CGT, Pay $5.96, 226 MMbtu/d								46
								$23,154

NGLs

Instrument		Avg. Price	Barrels per day
Type	Index	$/gal	2009	2010	2011	2012	2013	Fair Value
Sales
Swap	OPIS-MB	1.32	6,248	-	-	-	-	$24,428
Swap	OPIS-MB	1.27	-	4,809	-	-	-	30,359
Swap	OPIS-MB	0.92	-	-	3,400	-	-	1,844
Swap	OPIS-MB	0.92	-	-	-	2,700	-	545
Total Swaps			6,248	4,809	3,400	2,700	-

Floor	OPIS-MB	1.44	-	-	199	-	-	3,937
Floor	OPIS-MB	1.43	-	-	-	231	-	4,242
Total Floors			-	-	199	231	-

Total Sales			6,248	4,809	3,599	2,931	-
								$65,355

Condensate

Instrument		Avg. Price	Barrels per day
Type	Index	$/Bbl	2009	2010	2011	2012	2013	Fair Value
Sales
Swap	NY-WTI	69.00	322	-	-	-	-	$(149)
Swap	NY-WTI	68.04	-	401	-	-	-	(1,048)
Swap	NY-WTI	71.00	-	-	200	-	-	(508)
Swap	NY-WTI	72.60	-	-	-	200	-	(506)
Swap	NY-WTI	74.00	-	-	-	-	200	(495)
Total Swaps			322	401	200	200	200

Floor	NY-WTI	60.00	50	-	-	-	-	15
Total Floors			50	-	-	-	-

Total Sales			372	401	200	200	200
								$(2,691)

Customer Hedges

As of June 30, 2009, we had the following commodity derivative contracts directly related to short-term fixed price arrangements elected by certain customers in various natural gas purchase and sale agreements, which have been marked to market through earnings:

Period	Commodity	Instrument Type	Daily Volume		Average Price		Index	Fair Value
Purchases
Jan 2009 - Dec 2009	Natural gas	Swap	8,380	MMBtu	5.70	per MMBtu	NY-HH	$(2,448)
Jan 2010 - Jun 2010	Natural gas	Swap	663	MMBtu	8.03	per MMBtu	NY-HH	(264)
Sales
Jan 2009 - Dec 2009	Natural gas	Fixed price sale	8,380	MMBtu	5.70	per MMBtu	NY-HH	2,439
Jan 2010 - Jun 2010	Natural gas	Fixed price sale	663	MMBtu	8.03	per MMBtu	NY-HH	262
								$(11)

Interest Rate Hedges

Our consolidated variable rate indebtedness accrues interest at a base rate plus an applicable margin. Our interest rate hedges effectively fix the base rate on the indicated notional amount of borrowings for the indicated periods:

Period	Fixed Rate	Notional Amount		Fair Value
Remainder of 2009	3.68%	$300	million	$(4,668)
2010	3.67%	300	million	(6,703)
2011	3.48%	300	million	(2,048)
2012	3.40%	300	million	1,050
2013	3.39%	300	million	2,318
01/01-4/24/2014	3.39%	300	million	924
				$(9,127)

We have designated all interest rate swaps and interest rate basis swaps as cash flow hedges.

See Notes 6 and 8 for additional disclosures related to derivative instruments and hedging activities.

Note 6—Fair Value Measurements

We classify our assets and liabilities measured at fair value on a recurring and nonrecurring basis using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring us to develop our own assumptions.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Total	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$98,667	$-	$31,987	$66,680
Assets from interest rate derivatives	1,709	-	1,709	-
Total assets	$100,376	$-	$33,696	$66,680
Liabilities from commodity derivative contracts	$12,860	$-	$11,535	$1,325
Liabilities from interest rate derivatives	10,836	-	10,836	-
Total liabilities	$23,696	$-	$22,371	$1,325

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity Derivative Contracts
Balance, December 31, 2008	$123,304
Unrealized losses included in OCI	(26,557)
Settlements	(31,392)
Balance, June 30, 2009	$65,355

Our nonfinancial assets and liabilities measured at fair value on a nonrecurring basis as of June 30, 2009 were not significant.

Note 7—Fair Value of Financial Instruments

The estimated fair values of our assets and liabilities classified as financial instruments have been determined using available market information and valuation methodologies described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying value of the credit facility approximates its fair value, as its interest rate is based on prevailing market rates. The fair value of the senior unsecured notes is based on quoted market prices based on trades of such debt.

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included in our consolidated balance sheet are stated at fair value. The carrying amounts and fair values of our other financial instruments are as follows as of June 30, 2009:

	Carrying	Fair
	Amount	Value
Senior unsecured notes, 8¼% fixed rate	$209,080	$176,673

Note 8—Related Party Transactions

Relationship with Targa

We are a party to various agreements with Targa and others that address (i) the reimbursement of costs incurred on the Partnership’s behalf by TRGP, (ii) our sales of certain NGLs and NGL products to, and purchases from, Targa; and (iii) our sales of our natural gas to, and purchases from, Targa.

Relationship with Bank of America

An affiliate of BofA is an equity investor in Targa Resources Investments Inc., which indirectly owns TRGP.

Financial Services. BofA is a lender and an administrative agent under our senior secured credit facility.

Commodity hedges. We have entered into various commodity derivative transactions with BofA. The following table shows our open commodity derivatives with BofA as of June 30, 2009:

Period	Commodity	Daily Volumes		Average Price		Index
July 2009 - Dec 2009	Natural gas	3,556	MMBtu	$8.07	per MMBtu	IF-Waha
July 2009 - Dec 2009	Natural gas	652	MMBtu	8.06	per MMBtu	NY-HH
Jan 2010 - Dec 2010	Natural gas	3,289	MMBtu	7.39	per MMBtu	IF-Waha
Jan 2010 - June 2010	Natural gas	497	MMBtu	8.17	per MMBtu	NY-HH

July 2009 - Dec 2009	NGL	3,000	Bbl	1.18	per gallon	OPIS-MB

July 2009 - Dec 2009	Condensate	202	Bbl	70.60	per barrel	NY-WTI
Jan 2010 - Dec 2010	Condensate	181	Bbl	69.28	per barrel	NY-WTI

As of June 30, 2009, the aggregate fair value of these open positions was $12.7 million.

We have entered into several interest rate derivative transactions with BofA. Open positions as of June 30, 2009 consisted of interest rate swaps and interest rate basis swaps expiring on April 24, 2014. As of June 30, 2009, the aggregate fair value of these positions was a liability of $3.6 million.

Relationship with Warburg Pincus LLC

Two of the directors of Targa are Managing Directors of Warburg Pincus LLC and are also directors of Broad Oak Energy, Inc. (“Broad Oak”) from whom we buy natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak. As of June 30, 2009, our payable balance with Broad Oak was $0.7 million.

Note 9—Accounting for Unit-Based Compensation

We have adopted a long-term incentive plan (“the Plan”) for employees, consultants and directors of us and our affiliates who perform services for the Partnership. In general, restricted unit awards will settle with the delivery of common units and are subject to three-years vesting, without a performance condition, and will vest ratably on each anniversary of the grant date. The following table summarizes information regarding our restricted unit awards for the six months ended June 30, 2009:

Outstanding at beginning of period	26,664
Granted	32,000
Vested	(10,672)
Forfeited	-
Outstanding at end of period	47,992
Weighted average grant date fair value per share	$12.88

Note 10—Commitments and Contingencies

Environmental

For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, “Environmental Remediation Liabilities.” Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success.

We do not have a reserve for environmental expenses as of June 30, 2009.

Legal Proceeding

On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc. and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus LLC, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU System from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. WTG’s motion to reconsider and for a new trial was overruled. On January 2, 2008, WTG filed a notice of appeal. On February 3, 2009, the parties presented oral arguments and the appeal is pending before the 14th Court of Appeals in Houston, Texas.  We are contesting WTG’s appeal, but can give no assurances regarding the outcome of the proceeding. Targa has agreed to indemnify us for any claim or liability arising out of the WTG suit.

Note 11—Subsequent Events

On July 27, 2009, the Partnership agreed to acquire Targa’s natural gas liquids business (the “Downstream Business”) for $530 million. Consideration to Targa will include 25% of the transaction value in newly issued common and general partner units of the Partnership. The remaining 75%, or approximately $397.5 million, will be in cash, funded through borrowings under our senior secured credit facility.

The equity consideration to Targa will consist of 8,527,615 common units and 174,033 general partner units valued at $15.227 per unit (calculated using the volume weighted-average trading price for the 10-day period through and including July 17, 2009) and equal to 25% of the transaction value, or $132.5 million.

For additional subsequent event disclosures, see Notes 1, 3 and 4.